Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

AGAIN ENRICHES THE HOLIDAY SEASON

WITH A SPECIAL CASH DIVIDEND

FORT LAUDERDALE, FL, December 2, 2021 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced its Board of Directors has declared a special cash dividend of $3.00 per share to shareholders of record on December 13, 2021. FIZZ will trade ex-dividend on December 10, 2021 and the payment date for this distribution will be on or before February 11, 2022.

“With this special cash dividend, our eleventh in the past 17 years, FIZZ holders will have received $13.28 per share or over $1.2 billion,” stated a company spokesperson. “Our superior performance and innovative products have continued to generate strong operating cash flow and allowed us to reward shareholders while maintaining one of the industry’s strongest balance sheets. As our nation faces new and lingering pandemic-related concerns, supply chain issues and uncertainty regarding future tax legislation, we feel exceptionally blessed to brighten this holiday season for loyal FIZZ holders.”

“One of Team National’s profound tenets is its dedication to do good and give back. Since the beginning of the pandemic, we have refreshed devoted hospital workers with shipments of LaCroix and continue our steadfast support of numerous community groups and charitable organizations. Our sincere hope is to share our mission of giving to others and bringing joy throughout this special time of year,” the spokesperson concluded.

National Beverage plans to announce results for its second quarter ended October 30, 2021 on or before December 9, 2021.

“Patriotism” – If Only We Could Bottle It!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.